Exhibit 23.1 Consent Of Independent Registered Public Accounting Firm We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-216692, No. 333-134566, No. 333-164014) of Spectrum Pharmaceuticals, Inc. of our report dated June 23, 2022, with respect to the statement of net assets available for benefits of the Spectrum Pharmaceuticals, Inc. 401(k) Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related notes, and the supplemental schedule of Schedule of Assets (Held at End of Year) as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the Spectrum Pharmaceuticals, Inc. 401(k) Plan. Las Vegas, Nevada June 23, 2022